UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011

Independence Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-160093	26-4567130
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cira Centre 2929 Arch St., 17th Floor Philadelphia, PA	19104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 243-9000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on January 20, 2011, the members of the board of directors (the “Board”) of Independence Realty Trust, Inc. (the “Company”) resigned in order to satisfy a closing condition to the acquisition of Independence Realty Advisors, LLC (the “Advisor”), the Company’s sole stockholder, by RAIT Financial Trust, and the Advisor elected three new non-independent directors. Section 6.1 of the Company’s charter provides that a majority of the Board must be comprised of independent directors, except for a period of up to 60 days after, in pertinent part, the resignation of an independent director.

On February 28, 2011, Raphael Licht, one of the non-independent directors, resigned as a director of the Company effective immediately. Mr. Licht’s resignation was in anticipation of the Board’s appointment of independent directors and did not result from any disagreement with the Company.

On February 28, 2011, the Board increased the number of directors on the Board from three to five and appointed William C. Dunkelberg, Robert F. McCadden and DeForest B. Soaries, Jr. to serve as directors until the next annual stockholder meeting. On February 28, 2011, the Board, including the newly appointed directors, determined that Dr. Dunkelberg, Mr. McCadden and Dr. Soaries qualify as “independent directors” as defined in the Company’s charter, appointed the three independent directors to serve on the Audit Committee of the Board (the “Audit Committee”) and appointed Mr. McCadden to serve as Chairman of the Audit Committee.

Biographical information regarding each of the newly appointed directors is set forth below.

William C. Dunkelberg, Ph.D. has served as the chairman of the board of directors and member of the audit committee of Liberty Bell Bank, a publicly-traded commercial bank chartered in New Jersey (PINK: LBBB), since 2003 and 2005, respectively. Dr. Dunkelberg has served as Professor of Economics in the College of Liberal Arts at Temple University in Philadelphia, Pennsylvania since 1987, where he previously served as Dean of the School of Business and Management from 1987 to 1994. He has served as Chief Economist for the National Federation of Independent Business, a nonprofit industry association representing small and independent businesses, since 1973. Dr. Dunkelberg was a consultant to the National Federation of Independent Business from 1970 until he accepted the position as Chief Economist. He has served as Economic Strategist for Boenning & Scattergood, an independent investment banking firm, since April 2009. He co-founded Wireless Energy Solutions, a private company, in 2009, and continues to serve on its board of directors. He previously served as a member of the board of directors of NCO Group, Inc., a public provider of business process outsourcing solutions, from 2000 until the company was sold in 2007. Dr. Dunkelberg holds a Bachelor of Arts, a Master of Economics and a Doctor of Philosophy in Economics, each from the University of Michigan in Ann Arbor.

Robert F. McCadden has served as executive vice president and chief financial officer of Pennsylvania Real Estate Investment Trust, a publicly-traded REIT (NYSE: PEI), since 2004. Mr. McCadden was a partner of KPMG LLP from 2002 to 2004. Before joining KPMG LLP, Mr. McCadden joined Arthur Andersen LLP in 1979 and became partner in 1993. He continued as a partner of Arthur Andersen LLP until he joined KPMG LLP in 2002. He is a member of the American Institute of Certified Public Accountants (AICPA), the Pennsylvania Institute of Certified Public Accountants (PICPA), NAREIT and the International Council of Shopping Centers (ICSC). Mr. McCadden is a Certified Public Accountant and holds a Bachelor of Business Administration from Temple University.

DeForest B. Soaries, Jr., D.Min. has served as a director for the Federal Home Loan Bank of New York since January 2009, a position which he previously held from February to December 2003. Since 1990, Dr. Soaries has served as the Senior Pastor of the First Baptist Church of Lincoln Gardens in Somerset, New Jersey. From 2004 to 2005, he served as the first chairman of the U.S. Election Assistance Commission (EAC), appointed by former President George W. Bush and confirmed by the U.S. Senate. From 1999 to 2002, Dr. Soaries served as Secretary of State of New Jersey. Dr. Soaries was a professor at the Drew University Theological School in Madison, New Jersey from 1997 to 1999, Kean University in Union, New Jersey from 1993 to 1994 and Princeton Theological Seminary in Princeton, New Jersey from 1992 to 1993 and an assistant professor at Mercer County Community College in Trenton, New Jersey from 1989 to 1991. Dr. Soaries holds a Bachelor of Arts in Urban and Religious Studies from Fordham University in Bronx, New York, a Master of Divinity from Princeton and a Doctor of Ministry from United Theological Seminary in Dayton, Ohio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Realty Trust, Inc.

	By:	/s/ Jack E. Salmon

March 4, 2011		Name: Jack E. Salmon
Title: President and Chief Financial Officer